UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EVEREST RE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0365432
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Wessex House – 2nd Floor
45 Reid Street
PO Box HM 845
Hamilton HM DX, Bermuda
(Address of Principal Executive Offices)(Zip Code)

Everest Re Group, Ltd. 2009 Stock Option and Restricted Stock Plan for Non-Employee Director (a)
Everest Re Group, Ltd. 2010 Stock Incentive Plan(b)
(Full title of the plan)

Sanjoy Mukherjee
Everest Global Services, Inc.
477 Martinsville Road
P.O. Box 830
Liberty Corner, New Jersey  07938-0830
(Name and address of agent for service)

(908) 604-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	X	Accelerated filer
Non-accelerated filer		Smaller reporting company
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be Registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
(a)Common Shares, $.01 par value	37,439	$85.27	$3,192,423.53	$227.62
(b)Common Shares, $.01 par value	4,000,000	$85.27	$341,080,000.00	$24,319.00

(1)  Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933 calculated on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on September 28, 2010.
(2)  There are also registered hereunder such additional indeterminate number of shares as may be issued as a result of the antidilution provisions of the plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*Information required to be contained in Part I of the Registration Statement is omitted in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which were previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed pursuant to Section 13(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(c)	The Registrant’s Current Reports on Form 8-K filed February 10, 2010, April 28, 2010 and July 28, 2010;

(d)
The description of the Registrant’s common shares, par value $.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 8, 2000 under the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part thereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Shares registered hereby have been opined upon by Sanjoy Mukherjee, who serves as Senior Vice President, General Counsel and Corporate Secretary to the Registrant.  Mr. Mukherjee owns or has rights to acquire an aggregate of less than 0.01% of the Registrant’s Common Shares.

Item 6.  Indemnification of Directors and Officers.

The Registrant is a Bermuda company.  Section 98 of the Companies Act 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors employed by the company against any liability which by virtue of rule of law or otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any costs and expenses incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

Section 30 of the Registrant’s bye-laws provides that: (a) the officers and directors of the Registrant shall be indemnified out of the funds of the Registrant from and against any liability by virtue of law or otherwise imposed upon them by reason of any act done in connection with their duty as a director or officer of the Registrant; (b) expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any director, officer or employee of the Registrant in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

Section 31 of the Registrant’s bye-laws provides that each shareholder agrees to waive any claim or right of action such shareholder might have against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Registrant, provided that such waiver does not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the  registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid, Spain, on September 22, 2010.
EVEREST RE GROUP, LTD.

/S/ DOMINIC J. ADDESSO
By: Dominic J. Addesso Its: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Joseph V. Taranto, Ralph E. Jones, III, Dominic J. Addesso and Sanjoy Mukherjee such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 22nd day of September, 2010.

Signature	Title

/S/ JOSEPH V. TARANTO	Chairman and Chief Executive Officer and Director (Principal Executive Officer)
Joseph V. Taranto

/S/ RALPH E. JONES, III	President and Chief Operating Officer
Ralph E. Jones, III

/S/ DOMINIC J. ADDESSO	Executive Vice President and Chief Financial Officer
Dominic J. Addesso

/S/ KEITH T. SHOEMAKER	Comptroller (Principal Accounting Officer)
Keith T. Shoemaker

/S/ MARTIN ABRAHAMS	Director
Martin Abrahams

/S/ KENNETH J. DUFFY	Director
Kenneth J. Duffy

/S/ JOHN R. DUNNE	Director
John R. Dunne

/S/ WILLIAM F. GALTNEY, JR.	Director
William F. Galtney, Jr.

/S/ ROGER M. SINGER	Director
Roger M. Singer

/S/ JOHN A. WEBER	Director
John A. Weber

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1
Opinion of Sanjoy Mukherjee, Senior Vice President, General Counsel and Corporate Secretary of Registrant,  for Proposed Offering Pursuant to the Everest Re Group, Ltd. 2009  Stock Option and Restricted Stock Plan For Non-Employee Directors.

5.2	Opinion of Sanjoy Mukherjee, Senior Vice President, General Counsel and Corporate Secretary of Registrant, for Proposed Offering Pursuant to the Everest Re Group, Ltd. 2010 Stock Incentive Plan.

10.1	Everest Re Group, Ltd. 2009 Stock Option and Restricted Stock Plan For Non-Employee Directors.

10.2	Everest Re Group, Ltd. 2010 Stock Incentive Plan.

23.1	Consent of Sanjoy Mukherjee, Senior Vice President, General Counsel and Corporate Secretary of Registrant (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on the signature pages hereto).